Exhibit 99.01 - Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement ("the Agreement") is entered into this 18th day of December 2002 by and between Ohana Enterprises, Inc. ("the Company") and Gerard Nolan (the Consultant).

WHEREAS, the Consultant is skilled in providing business consulting services including management consulting, strategic planning and business development services, and had provided such services to the Company in the past and will continue to provide such services in the future;

WHEREAS, the Consultant has provided services during the calendar year of 2002 valued at $11,950;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereof is hereby acknowledged it is agreed:

1. The Company hereby has engaged the Consultant for business Consulting Services and wishes to pay Consultant and has agreed to payment of fees Due for services already rendered through issuance of stock.

2. In consideration of services already provided and to be provided through December 31, 2002, the Company agrees to pay a total of $11,950 for the services of the Consultant. The Consultant agrees to accept in full payment, 3,983,651 shares of the Company's Common Stock, par value $.001, in lieu of cash payment.

3. Except as otherwise provided herein, any notice or other communication to any party pursuant to or in relation to this Agreement and the transactions provided for herein shall be deemed to have been given or delivered when deposited in the United States Mail, registered or certified, and with proper postage and registration or certification fees prepaid, addressed at their principle place of business or to such address as may be designated by either party in writing.

4. This Agreement shall be governed by and interpreted pursuant to the laws of the State of California. By entering into this Agreement, the parties agree to the jurisdiction of the California courts with venue in Ventura County, California. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

     COMPANY                                      CONSULTANT
     VIRTUAL INTERVIEWS                           GERARD NOLAN

        /s/ Catherine Thompson                 /s/ Gerard Nolan
     By:------------------------          By:------------------
            Catherine Thompson                     Gerard Nolan